Exhibit 99.1

                               UnionBancorp, Inc.


News Release
FOR IMMEDIATE RELEASE

                UNIONBANCORP, INC. CITES FURTHER DETERIORATION OF
                    TWO PREVIOUSLY DISCLOSED IMPAIRED CREDITS

OTTAWA, IL, October 6, 2003 - Dewey R. Yaeger, interim President & Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that the two impaired commercial credits previously identified in the Company's August 14, 2003 press release and June 30, 2003 Form 10-Q have further deteriorated in the third quarter. As a result of the continued deterioration of these two loan relationships, the Company will specifically provide $3.5 million (or approximately $0.53 per fully diluted share, net after-tax) to its allowance for loan losses during the third quarter of 2003 for the losses incurred on these two credits. In addition to this, management is currently in the process of evaluating the adequacy of the allowance for loan losses as it relates to its entire loan portfolio.

The action comes as a result of management's ongoing workout analysis of these two commercial loan relationships and their current financial status and trends. Primary elements of the debtor corporations filed bankruptcy reorganization proceedings in early September. In both instances, these credits were worth substantially more as ongoing entities than the liquidation of their assets. During the third quarter, the $3.8 million loan to a chain of retail convenience outlets was placed on non-accrual. The second credit, a $2.5 million loan to a company which conducted business in the agricultural field was placed on nonaccrual status in the second quarter of 2003. The company essentially ceased operations during the third quarter of 2003 resulting in $1.9 million of the outstanding loan balance being charged off.

About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.

Safe Harbor Statement

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

Contact:    Dewey R. Yaeger                         Kurt R. Stevenson
            Interim President & CEO                 Vice President & CFO
            UnionBancorp, Inc.                      UnionBancorp, Inc.
            Phone:       (800) 352-8223             Phone:        (800) 352-8223
            Facsimile:   (815) 431-0685             Facsimile:    (815) 431-0685
            Website:           ubcd.com             Website:            ubcd.com
            dewey.yaeger@ubcd.com                   kurt.stevenson@ubcd.com
            ---------------------                   -----------------------


                                     # # #

                                       6